EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$2,981	$2,349	$10,531	$9,443
Royalties	607	558	2,539	1,984
Contract revenue	119	63	348	297
Total operating revenues	3,707	2,970	13,418	11,724

Costs and expenses:
Cost of sales	503	344	1,744	1,571
Research and development	757	618	2,800	2,446
Marketing, general and administrative	718	692	2,405	2,256
Collaboration profit sharing	322	275	1,228	1,080
Write-off of in-process research and development related to acquisition(1)	-	-	-	77
Gain on acquisition(1)	-	-	-	(121)
Recurring amortization charges related to redemption and acquisition(2)	43	43	172	132
Special items: litigation-related	-	14	(260)	54
Total costs and expenses	2,343	1,986	8,089	7,495

Operating income	1,364	984	5,329	4,229

Other income (expense):
Interest and other income, net(3)	51	40	184	273
Interest expense	(25)	(22)	(82)	(76)
Total other income, net	26	18	102	197

Income before taxes	1,390	1,002	5,431	4,426
Income tax provision	459	370	2,004	1,657
Net income	$931	$632	$3,427	$2,769

Earnings per share:
Basic	$0.88	$0.60	$3.25	$2.63
Diluted	$0.87	$0.59	$3.21	$2.59

Weighted average shares used to compute earnings per share:
Basic	1,052	1,053	1,053	1,053
Diluted	1,065	1,068	1,067	1,069
_________________________
(1)	Represents non-recurring items related to our 2007 acquisition of Tanox, Inc.
(2)	Represents the amortization of intangible assets related to the 1999 redemption of our common stock by Roche Holdings, Inc. and our 2007 acquisition of Tanox, Inc.
(3)
"Interest and other income, net" includes interest income, realized gains and losses from the sale of debt and equity securities, write-downs for other-than-temporary impairments in the fair value of certain debt and equity securities and mark-to-market valuation adjustments for various securities. For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	December 31,	December 31,
	2008	2007
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$6,198	$3,975
Accounts receivable - product sales, net	1,039	847
Accounts receivable - royalties, net	680	620
Accounts receivable - other, net	222	299
Inventories	1,299	1,493
Long-term marketable debt and equity securities	3,347	2,090
Property, plant and equipment, net	5,404	4,986
Goodwill	1,590	1,577
Other intangible assets	1,008	1,168
Other long-term assets	365	366
Total assets	21,787	18,940
Commercial paper	500	599
Total current liabilities	3,095	3,918
Long-term debt(1)	2,329	2,402
Total liabilities	6,116	7,035
Total stockholders' equity	15,671	11,905

	Year Ended December 31,
	2008	2007
Selected consolidated cash flow data:
Capital expenditures(1)	$751	$977

Total depreciation and amortization expense	592	492
_________________________
(1)
Capital expenditures exclude approximately $117 million at December 31, 2008 and $203 million at December 31, 2007 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt. The balances in long-term debt related to the construction financing obligation are $306 million at December 31, 2008 and $399 million at December 31, 2007.